Exhibit 99.1

Old Point Releases Second Quarter 2021 Results

Hampton, VA, July 27, 2021 (PRNewswire) – Old Point Financial Corporation (the Company or Old Point) (NASDAQ "OPOF") reported net income of $1.8 million and earnings per diluted common share of $0.35 for the quarter ended June 30, 2021, as compared to net income of $2.5 million and earnings per diluted common share of $0.48 for the second quarter of 2020. Net income for the six months ended June 30, 2021 and 2020 was $4.9 million, or $0.93 earnings per diluted common share, and $3.7 million, or $0.72 earnings per diluted common share, respectively.

Robert Shuford, Jr., Chairman, President, and CEO of the Company and Old Point National Bank (the Bank) said, “With our investments in banking talent for our commercial, small business, treasury, technology, and operations teams, combined with continued progressive execution of our transformational digital and technological strategies, we believe that Old Point is well positioned for improving economic conditions.  Top line revenues increased 5.3% year-over year and our transaction account balances, which are a reflection of the strength of our customer franchise, have grown $81 million from the start of the year. While the significant growth in deposits impacts our net interest margin, our low-cost funding base positions us for success as rates increase and demand for credit expands.  As our growth continues, our digital and technological strategies are providing increased scale combined with developing efficiencies. Old Point remains committed to maintaining strong asset quality, liquidity, and capital levels as we focus on organic and strategic growth of the Company.”

Highlights of the quarter are as follows:

•	Total assets were $1.3 billion at June 30, 2021, growing $48.6 million or 4.0% from December 31, 2020.

•	Deposits grew $66.8 million to $1.1 billion at June 30, 2021 from December 31, 2020.

•
Non-performing assets (NPAs) increased slightly to $2.4 million at June 30, 2021 compared to $2.0 million at December 31, 2020, but decreased significantly from $7.0 million as of June 30, 2020. NPAs as a percentage of total assets was 0.19% at June 30, 2021, which compared to 0.16% at December 31, 2020 and 0.57% at June 30, 2020.

•	Quarterly average earning assets grew $111.6 million, or 10.5%, to $1.2 billion as of June 30, 2021 compared to $1.1 billion as of June 30, 2020.

•	Book value per share and tangible book value per share (non-GAAP) at June 30, 2021 increased 1.3% and 1.4%, respectively over March 31, 2021 and 3.0% and 3.1%, respectively from June 30, 2020.

•	Net interest income was $9.1 million for the second quarter of 2021, compared to $10.2 million for the prior quarter, and increasing from $8.5 million for the second quarter of 2020.

Net Interest Income
Net interest income for the second quarter of 2021 was $9.1 million, a decrease of $1.1 million, or 10.3% from the prior quarter. The linked quarter movement was primarily driven by accelerated recognition of deferred fees and costs related to PPP forgiveness during the first quarter of 2021 that was not repeated during the second quarter of 2021. Compared to the second quarter of 2020, net interest income improved by $633 thousand, or 7.5%, The movement from the prior-year comparative quarter was due to significantly higher balances in average earning assets at lower average earning yields partially offset by higher average interest bearing liabilities at lower interest bearing costs.

The Net Interest Margin (NIM) for the second quarter of 2021 was 3.10%, a decrease from 3.58% for the linked quarter and 3.19% for the prior year quarter. On a fully tax-equivalent basis (FTE), NIM decreased to 3.12% for the second quarter of 2021, down from 3.60% for the first quarter of 2021 and 3.21% for the second quarter of 2020.  Average loan yields were lower for the second quarter of 2021 compared to the same period of 2020 due to the lower interest rate environment which resulted in lower average yields on new loan originations, including PPP loans which earn at a fixed interest rate of 1%, and repricing within the existing loan portfolio. Average loan yields were lower for the second quarter of 2021 as compared to the linked quarter due to significantly lower recognition of PPP fees as a result of reduced forgiveness of PPP loans. Loan fees and costs related to PPP loans are deferred at time of loan origination, are amortized into interest income over the remaining term of the loans and are accelerated upon forgiveness or repayment of the PPP loans. Net PPP fees of $449 thousand were recognized in the second quarter of 2021 compared to $1.6 million in the linked quarter. As of June 30, 2021, unamortized net PPP fees were $1.8 million. While high levels of liquidity invested at lower yielding short-term levels in the low interest rate environment also continue to impact the NIM, the Company believes the balance sheet is well positioned for an eventual rise in interest rates. For more information about these FTE financial measures, please see “Non-GAAP- Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Asset Quality
NPAs totaled $2.4 million as of June 30, 2021 compared to $2.2 million as of March 31, 2021 and down from $7.0 million at June 30, 2020. NPAs as a percentage of total assets increased slightly to 0.19%, compared to 0.18% at March 31, 2021 but decreased from 0.57% at June 30, 2020. Non-accrual loans were $1.4 million, increasing slightly from $1.1 million at March 31, 2021 and improving from $5.1 million at June 30, 2020. Loans past due 90 days or more and still accruing interest decreased $125 thousand to $993 thousand at June 30, 2021 from $1.1 million at March 31, 2021 and $662 thousand from $1.7 million at June 30, 2020. Of the loans past due 90 days or more at June 30, 2021, approximately $626 thousand were government-guaranteed student loans.

The Company did not recognize a provision for loan losses during the second quarter of 2021 compared to $150 thousand during the first quarter of 2021, and $300 thousand during the second quarter of 2020. The allowance for loan and lease losses (ALLL) was $9.5 million at June 30, 2021 compared to $9.7 million at March 31, 2021 and June 30, 2020. The ALLL as a percentage of loans held for investment was 1.14% at June 30, 2021 compared to 1.20% at March 31, 2021 and 1.13% at June 30, 2020. Excluding PPP loans, the ALLL as a percentage of loans held for investment was 1.23% at June 30, 2021, 1.30% at March 31, 2021, and 1.29% at June 30, 2020. The decrease in the ALLL as a percentage of loans held for investment at June 30, 2021 compared to the linked quarter was primarily attributable to an increase in loans held for investment, excluding PPP loans, combined with improving historical loss rates. Quarterly annualized net charge offs as a percentage of average loans outstanding was 0.09% for the second quarter of 2021, compared to 0.01% for the first quarter of 2021 and 0.13% for the second quarter of 2020. As of June 30, 2021, compared to March 31, 2021, asset quality remains very strong with no significant changes in the overall credit quality of the loan portfolio.  While traditional economic indicators are trending positively, management will continue to monitor both macro and micro economic outlooks with specific focus on potential economic impacts of the ongoing COVID-19 pandemic including the impact of new COVID-19 variants and related government stimulus efforts, which may be delaying signs of credit deterioration. As the COVID-19 pandemic continues to evolve, if there are further challenges to the economic recovery, elevated levels of risk within the loan portfolio may require additional increases in the allowance for loan losses. Low levels of past dues, NPAs, and year-over-year quantitative historical loss rates continue to demonstrate improvement. For more information about financial measures that are not calculated in accordance with GAAP, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

The Company has made loan modifications under the Coronavirus Aid, Relief and Economic Security Act (CARES Act), enacted on March 27, 2020, and subsequently amended by the Consolidated Appropriations Act 2021, which provided that certain loan modifications that were (1) related to COVID-19 and (2) for loans that were not more than 30 days past due as of December 31, 2019 are not required to be designated as TDRs.  At June 30, 2021, the Company had loan modifications of $54 thousand down from $7.1 million as of March 31, 2021.

Noninterest Income
Total noninterest income for the second quarter was $3.5 million, a decrease of $596 thousand from the previous quarter and $420 thousand from the second quarter of 2020. Increases in fiduciary and asset management fees and other service charges, commissions and fees, primarily related to merchant and debit card, over the preceding quarter were offset by decreases in mortgage banking income related to pipeline volume fluctuations.   Although fiduciary and asset management fees, other service charges, commissions, and fees, and mortgage banking income increased compared to the prior year quarter, these increases were offset by the impact of non-recurring gains on available for sale securities and fixed assets that were recognized during the second quarter of 2020, which resulted in a decline in noninterest income for the second quarter of 2021 when compared to the prior year quarter.

Noninterest Expense
Noninterest expense totaled $10.5 million and $10.6 million for the first and second quarters of 2021, respectively, an increase of $1.3 million, from $9.2 million for the second quarter of 2020. The increase over the prior year quarter is primarily driven by (i) higher salary and employee benefits related to lower levels of PPP deferred cost recognition; (ii) increased data processing expense related to implementation and transition of bank-wide technology enhancements; and (iii) other operating expenses primarily related to FDIC assessments and bank franchise tax.  As part of the Company’s 2021 roadmap for implementing bank-wide technology and efficiency initiatives, the Company has fully implemented a new loan origination system and a new online appointment scheduling solution. In addition, the Company remains on track to implement a deposit origination platform and a new online account opening solution, and complete the ATM upgrade project in the third quarter of 2021. The Company plans to complete upgrades to critical infrastructure software related to imaging and to implement a new data analytics solution and teller system during the fourth quarter of 2021. Additionally, the Company continues to leverage the positive impact from prior year strategic initiatives, maintaining focus on balance sheet repositioning of non-earning assets through disposition of under-utilized real estate and branch optimization. The Company has also benefited from the early retirement transitions to redeploy resources in highly skilled and experienced relationship officers as well as officers with expertise in creating efficiencies through improvements in operations and technology.

Balance Sheet Review
Total assets of $1.3 billion as of June 30, 2021 increased by $48.6 million from December 31, 2020. Net loans held for investment decreased $3.6 million, or 0.4% from December 31, 2020 to $823.2 million at June 30, 2021. The change in net loans held for investment was primarily attributed to a decline of $25.7 million in the PPP loan segment due to forgiveness of $74.0 million of PPP loans, partially offset by new PPP originations of $48.3 million.  Loan growth in the commercial real estate and construction, land deployment, and other land loan segments was $20.9 million on a combined basis for the same period.  Securities available for sale, at fair value, increased $26.8 million from December 31, 2020 to $213.2 million at June 30, 2021, as additional liquidity provided by growth in deposit accounts continues to be deployed in the Company’s investment portfolio.

Total deposits of $1.1 billion as of June 30, 2021 increased $66.8 million, or 6.3%, from December 31, 2020. Noninterest-bearing deposits increased $38.3 million, or 10.6%, savings deposits increased $42.8 million, or 8.3%, and time deposits decreased $14.3 million, or 7.4%. Liquidity continues to be impacted by government stimulus, PPP loan related deposits, and higher levels of consumer savings. Key strategies continue to be expanding the low cost deposit base and re-pricing to reduce interest expense and buffer NIM compression during this low rate environment.

The Company utilized the Paycheck Protection Program Lending Facility initiated by the Federal Reserve Bank to partially fund PPP loan originations, borrowing $3.3 million as of June 30, 2021, which declined from $28.6 million at December 31, 2020.

The Company’s total stockholders’ equity at June 30, 2021 increased $2.8 million or 2.4% from December 31, 2020 to $119.9 million. The Bank remains well capitalized with a Tier 1 Capital ratio of 11.49% at June 30, 2021 as compared to 11.69% at December 31, 2020. The Bank’s leverage ratio was 8.52% at June 30, 2021 as compared to 8.56% at December 31, 2020 and was primarily impacted by balance sheet growth from PPP loans and cash and cash equivalents.

On July 14, 2021, the Company completed the issuance of $30.0 million in aggregate principal amount of subordinated notes due in 2031 in a private placement transaction.  The subordinated notes will initially bear interest at a fixed rate of 3.5% for five years and at the three month SOFR plus 286 basis points, resetting quarterly, thereafter.  The notes were structured to qualify as Tier 2 capital for regulatory purposes, and the proceeds will be used for general corporate purposes.

Non-GAAP Financial Measures
In reporting the results of the quarter ended June 30, 2021, the Company has provided supplemental financial measures on a tax-equivalent or an adjusted basis. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations and enhance comparability of results of operations with prior periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance.  A reconciliation of the non-GAAP financial measures used the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is presented below.

Safe Harbor Statement Regarding Forward-Looking Statements - Statements in this press release, including without limitation, statements made in Mr. Shuford’s quotations, which use language such as "believes," "expects," "plans," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" and similar expressions, may constitute forward-looking statements. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Forward-looking statements in this release may include, without limitation: statements regarding strategic business initiatives, including digital and technological strategies and branch realignment initiatives, and the future financial impact of those initiatives; future financial performance; future financial conditions and loan demand; performance of the investment and loan portfolios; impacts of the COVID-19 pandemic and the ability of the Company to manage those impacts; revenue generation, efficiency initiatives and expense controls; deposit growth; levels and sources of liquidity; future levels of charge-offs or net recoveries; and levels of or changes in interest rates.

Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in or the effects of: interest rates and yields; general economic and business conditions, including unemployment levels and slowdowns in economic growth, including impacts of the COVID-19 pandemic; steps the Company takes in response to the pandemic, the severity and duration of the pandemic including the impact of the COVID-19 variants, the speed and efficacy of vaccine and treatment developments, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein; the effects of the COVID-19 pandemic on, among other things, the Company’s operations, liquidity, and credit quality and potential claims, damages and fines related to litigation or government actions, including litigation or actions arising from the Company’s participation in the administration of programs related to the COVID-19 pandemic (including, among other things, the Coronavirus Aid, Relief, and Economic Security, or CARES, Act, as amended by the Consolidated Appropriations Act, 2021); demand for loan products; future levels of government defense spending, particularly in the Company’s service area; uncertainty over future federal spending or budget priorities of the current administration, particularly in connection with the Department of Defense, on the Company’s service area; the impact of changes in the political landscape and related policy changes, including monetary, regulatory, and trade policies; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board and any changes associated with the current administration; the quality or composition of the loan or securities portfolios; changes in the volume and mix of interest-earning assets and interest-bearing liabilities; the effects of management's investment strategy and strategy to manage the net interest margin; the U.S. Government's guarantee of repayment of student or small business loans purchased by Old Point; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in Old Point's market area; technology; implementation of new technologies; the Company’s ability to develop and maintain secure and reliable electronic systems; any interruption or breach of security in the Company’s information systems or those of the Company’s third party vendors or other service providers; cyber threats, attacks and events; reliance on third parties for key services; the use of inaccurate assumptions in management's modeling systems; the real estate market; accounting principles, policies and guidelines; changes in management; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2020. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank and Old Point Trust & Financial Services, N.A., which serve the Hampton Roads and Richmond regions of Virginia as well as operate a mortgage loan production office in Charlotte, North Carolina. Old Point National Bank is a locally owned and managed community bank which offers a wide range of financial services from checking, insurance, and mortgage products to comprehensive commercial lending and banking products and services. Old Point Trust is the largest wealth management services provider headquartered in Hampton Roads, Virginia, offering local asset management by experienced professionals. Additional information about the company is available at oldpoint.com.

For more information, contact Laura Wright, Vice President/Marketing Director, at lwright@oldpoint.com or (757) 728-1743.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	June 30,	December 31,
(dollars in thousands, except share data)	2021	2020
	(unaudited)
Assets

Cash and due from banks	$21,118	$21,799
Interest-bearing due from banks	134,377	98,633
Federal funds sold	3	5
Cash and cash equivalents	155,498	120,437
Securities available-for-sale, at fair value	213,211	186,409
Restricted securities, at cost	1,033	1,367
Loans held for sale	2,284	14,413
Loans, net	823,200	826,759
Premises and equipment, net	32,419	33,613
Premises and equipment, held for sale	871	-
Bank-owned life insurance	28,817	28,386
Goodwill	1,650	1,650
Core deposit intangible, net	297	319
Other assets	15,531	12,838
Total assets	$1,274,811	$1,226,191

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$398,908	$360,602
Savings deposits	555,744	512,936
Time deposits	179,365	193,698
Total deposits	1,134,017	1,067,236
Overnight repurchase agreements	12,239	6,619
Federal Reserve Bank borrowings	3,313	28,550
Other borrowings	-	1,350
Accrued expenses and other liabilities	5,314	5,291
Total liabilities	1,154,883	1,109,046

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized; 5,244,635 and 5,224,019 shares outstanding (includes 39,103 and 29,576 of nonvested restricted stock, respectively)	26,028	25,972
Additional paid-in capital	21,373	21,245
Retained earnings	69,456	65,859
Accumulated other comprehensive income, net	3,071	4,069
Total stockholders' equity	119,928	117,145
Total liabilities and stockholders' equity	$1,274,811	$1,226,191

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)	Three Months Ended			Six Months Ended
(dollars in thousands, except per share data)	Jun. 30, 2021	Mar. 31, 2021	Jun. 30, 2020	Jun. 30, 2021	Jun. 30, 2020

Interest and Dividend Income:
Loans, including fees	$8,814	$9,954	$8,924	$18,768	$17,751
Due from banks	52	43	32	95	183
Federal funds sold	-	-	-	-	12
Securities:
Taxable	791	770	712	1,561	1,576
Tax-exempt	191	181	137	372	223
Dividends and interest on all other securities	11	30	43	41	89
Total interest and dividend income	9,859	10,978	9,848	20,837	19,834

Interest Expense:
Checking and savings deposits	235	215	298	450	638
Time deposits	511	584	883	1,095	1,855
Federal funds purchased, securities sold under agreements to repurchase and other borrowings	7	23	15	30	37
Federal Home Loan Bank advances	-	-	179	-	413
Total interest expense	753	822	1,375	1,575	2,943
Net interest income	9,106	10,156	8,473	19,262	16,891
Provision for loan losses	-	150	300	150	600
Net interest income after provision for loan losses	9,106	10,006	8,173	19,112	16,291

Noninterest Income:
Fiduciary and asset management fees	1,051	1,027	909	2,078	1,926
Service charges on deposit accounts	700	688	615	1,388	1,510
Other service charges, commissions and fees	1,120	948	980	2,068	1,923
Bank-owned life insurance income	204	226	192	430	423
Mortgage banking income	381	1,188	223	1,569	380
Gain on sale of available-for-sale securities, net	-	-	184	-	184
Gain on sale of fixed assets	-	-	818	-	818
Other operating income	82	57	37	139	72
Total noninterest income	3,538	4,134	3,958	7,672	7,236

Noninterest Expense:
Salaries and employee benefits	6,227	6,227	5,464	12,454	11,458
Occupancy and equipment	1,123	1,202	1,188	2,325	2,454
Data processing	1,197	1,043	804	2,240	1,623
Customer development	69	78	71	147	185
Professional services	620	545	590	1,165	1,065
Employee professional development	192	141	93	333	313
Other taxes	171	251	158	422	308
ATM and other losses	17	139	60	156	158
Other operating expenses	919	932	776	1,851	1,670
Total noninterest expense	10,535	10,558	9,204	21,093	19,234
Income before income taxes	2,109	3,582	2,927	5,691	4,293
Income tax expense	267	570	433	837	549
Net income	$1,842	$3,012	$2,494	$4,854	$3,744

Basic Earnings per Share:
Weighted average shares outstanding	5,237,479	5,224,501	5,220,137	5,231,026	5,210,139
Net income per share of common stock	$0.35	$0.58	$0.48	$0.93	$0.72

Diluted Earnings per Share:
Weighted average shares outstanding	5,237,479	5,224,501	5,220,262	5,231,026	5,210,573
Net income per share of common stock	$0.35	$0.58	$0.48	$0.93	$0.72

Cash Dividends Declared per Share:	$0.12	$0.12	$0.12	$0.24	$0.24

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the quarters ended June 30,
(unaudited)	2021			2020
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate**	Average Balance	Interest Income/ Expense	Yield/ Rate**
ASSETS
Loans*	$831,563	$8,826	4.26%	$828,896	$8,937	4.34%
Investment securities:
Taxable	162,859	791	1.95%	134,372	712	2.13%
Tax-exempt*	32,822	242	2.96%	18,853	173	3.69%
Total investment securities	195,681	1,033	2.12%	153,225	885	2.32%
Interest-bearing due from banks	150,995	52	0.14%	82,399	32	0.15%
Federal funds sold	4	-	0.02%	6	-	0.02%
Other investments	1,033	11	4.19%	3,153	43	5.56%
Total earning assets	1,179,276	$9,922	3.37%	1,067,679	$9,897	3.73%
Allowance for loan losses	(9,619)			(9,626)
Other non-earning assets	106,058			116,890
Total assets	$1,275,715			$1,174,943

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$70,532	$3	0.02%	$56,465	$3	0.02%
Money market deposit accounts	372,691	220	0.24%	300,028	283	0.38%
Savings accounts	113,963	12	0.04%	93,307	12	0.05%
Time deposits	183,936	511	1.11%	212,386	883	1.67%
Total time and savings deposits	741,122	746	0.40%	662,186	1,181	0.72%
Federal funds purchased, repurchase agreements and other borrowings	14,505	7	0.21%	33,859	15	0.18%
Federal Home Loan Bank advances	-	-	0.00%	42,000	179	1.71%
Total interest-bearing liabilities	755,627	753	0.40%	738,045	1,375	0.75%
Demand deposits	394,337			319,574
Other liabilities	6,131			3,982
Stockholders' equity	119,620			113,342
Total liabilities and stockholders' equity	$1,275,715			$1,174,943
Net interest margin*		$9,169	3.12%		$8,522	3.21%

*	Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $63 thousand and $49 thousand for June 30, 2021 and 2020, respectively.
**	Annualized

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the six months ended June 30,
(unaudited)	2021			2020
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate**	Average Balance	Interest Income/ Expense	Yield/ Rate**
ASSETS
Loans*	$833,446	$18,791	4.55%	$791,803	$17,776	4.51%
Investment securities:
Taxable	161,196	1,561	1.95%	138,613	1,576	2.29%
Tax-exempt*	31,268	471	3.04%	15,038	283	3.78%
Total investment securities	192,464	2,032	2.13%	153,651	1,859	2.43%
Interest-bearing due from banks	137,744	95	0.14%	65,165	183	0.56%
Federal funds sold	4	-	0.03%	1,687	12	1.45%
Other investments	1,176	41	6.96%	3,072	89	5.85%
Total earning assets	1,164,834	$20,959	3.63%	1,015,378	$19,919	3.94%
Allowance for loan losses	(9,633)			(9,631)
Other non-earning assets	101,615			109,995
Total assets	$1,256,816			$1,115,742

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$69,153	$6	0.02%	$52,844	$6	0.02%
Money market deposit accounts	360,180	422	0.24%	290,492	600	0.42%
Savings accounts	111,128	22	0.04%	89,956	32	0.07%
Time deposits	187,597	1,095	1.18%	217,756	1,855	1.71%
Total time and savings deposits	728,058	1,545	0.43%	651,048	2,493	0.77%
Federal funds purchased, repurchase agreements and other borrowings	20,347	30	0.30%	21,227	37	0.35%
Federal Home Loan Bank advances	-	-	0.00%	40,242	413	2.06%
Total interest-bearing liabilities	748,405	1,575	0.42%	712,517	2,943	0.83%
Demand deposits	381,278			286,502
Other liabilities	8,008			4,037
Stockholders' equity	119,125			112,686
Total liabilities and stockholders' equity	$1,256,816			$1,115,742
Net interest margin*		$19,384	3.36%		$16,976	3.36%

*	Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $122 thousand and $85 thousand for June 30, 2021 and 2020, respectively.
**	Annualized

Old Point Financial Corporation and Subsidiaries	As of or for the quarters ended,
Selected Ratios (unaudited) (dollars in thousands, except per share data)	June 30, 2021	March 31, 2021	June 30, 2020

Earnings per common share, diluted	$0.35	$0.58	$0.48
Book value per share	22.87	22.57	22.19
Tangible Book Value per share (non-GAAP)	22.50	22.19	21.81
Return on average assets (ROA)	0.58%	0.99%	0.85%
Return on average equity (ROE)	6.18%	10.30%	8.85%
Net Interest Margin (FTE) (non-GAAP)	3.12%	3.60%	3.21%
Non-performing assets (NPAs) / total assets	0.19%	0.18%	0.57%
Annualized Net Charge Offs / average total loans	0.09%	0.01%	0.13%
Allowance for loan and lease losses / total loans	1.14%	1.20%	1.13%
Efficiency ratio	83.32%	73.88%	74.04%
Efficiency ratio (FTE) (non-GAAP)	82.91%	73.58%	73.75%

Non-Performing Assets (NPAs)
Nonaccrual loans	$1,403	$1,129	$5,111
Loans > 90 days past due, but still accruing interest	993	1,118	1,655
Other real estate owned	-	-	254
Total non-performing assets	$2,396	$2,247	$7,020

Other Selected Numbers
Loans, net	$823,200	$798,000	$846,912
Deposits	1,134,017	1,111,558	1,011,920
Stockholders equity	119,928	117,923	115,869
Total assets	1,274,811	1,257,638	1,221,245
Loans charged off during the quarter, net of recoveries	188	30	268
Quarterly average loans	831,563	835,349	828,896
Quarterly average assets	1,275,715	1,237,706	1,174,943
Quarterly average earning assets	1,179,276	1,150,231	1,067,679
Quarterly average deposits	1,135,459	1,082,922	981,760
Quarterly average equity	119,620	118,625	113,342

Reconciliation of Certain Non-GAAP Financial Measures (unaudited)
(dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
	Jun. 30, 2021	Mar. 31, 2021	Jun. 30, 2020	Jun. 30, 2021	Jun. 30, 2020

Fully Taxable Equivalent Net Interest Income
Net interest income (GAAP)	$9,106	$10,156	$8,473	$19,262	$16,891
FTE adjustment	63	59	49	122	85
Net interest income (FTE) (non-GAAP)	$9,169	$10,215	$8,522	$19,384	$16,976
Noninterest income (GAAP)	3,538	4,134	3,958	7,672	7,236
Total revenue (FTE) (non-GAAP)	$12,707	$14,349	$12,480	$27,056	$24,212
Noninterest expense (GAAP)	10,535	10,558	9,204	21,093	19,234

Average earning assets	$1,179,276	$1,150,231	$1,067,679	$1,164,834	$1,015,378
Net interest margin	3.10%	3.58%	3.19%	3.33%	3.35%
Net interest margin (FTE) (non-GAAP)	3.12%	3.60%	3.21%	3.36%	3.36%

Efficiency ratio	83.32%	73.88%	74.04%	78.31%	79.72%
Efficiency ratio (FTE) (non-GAAP)	82.91%	73.58%	73.75%	77.96%	79.44%

Tangible Book Value Per Share
Total Stockholders Equity (GAAP)	$119,928	$117,923	$115,869
Less goodwill	1,650	1,650	1,650
Less core deposit intangible	297	308	341
Tangible Stockholders Equity (non-GAAP)	$117,981	$115,965	$113,878

Shares issued and outstanding	5,244,635	5,225,295	5,221,244

Book value per share	$22.87	$22.57	$22.19
Tangible book value per share (non-GAAP)	$22.50	$22.19	$21.81

ALLL as a Percentage of Loans Held for Investment
Loans held for investment (net of deferred fees and costs) (GAAP)	$832,673	$807,661	$856,613
Less PPP originations	60,306	66,805	102,489
Loans held for investment, (net of deferred fees and costs), excluding PPP (non-GAAP)	$772,367	$740,856	$754,124

ALLL	$9,473	$9,661	$9,701

ALLL as a Percentage of Loans Held for Investment	1.14%	1.20%	1.13%
ALLL as a Percentage of Loans Held for Investment, net of PPP originations	1.23%	1.30%	1.29%